UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2012

Xplore Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-52697	26-0563295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Summit Drive, Suite 900
Austin, Texas  78728
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(512) 336-7797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 29, 2012, a wholly owned subsidiary of Xplore Technologies Corp. (the “Company”) entered into a Fifth Amendment to Accounts Receivable Purchasing Agreement (the “ARPA Amendment Agreement”) with DSCH Capital Partners, LLC, d/b/a Far West Capital (“FWC”), which amended a previously executed Accounts Receivable Purchasing Agreement, dated December 10, 2009, as amended to date (the “ARPA”).  Under the ARPA, which is guaranteed by the Company, FWC could purchase, in its sole discretion, eligible accounts receivable of Xplore Technologies Corporation of America (“Xplore America”) on a revolving basis, up to a maximum of $8,500,000.  Under the terms of the ARPA, FWC has purchased eligible receivables from Xplore America with full recourse for the face amount of such eligible receivables, less a discount of 0.52%.  The ARPA Amendment Agreement eliminated the discount.  As a result, FWC will now purchase eligible receivables under the ARPA for the face amount.  The ARPA Amendment Agreement also lowered the monthly cost of funds fee under the ARPA from the prime rate plus 11.50% to the prime rate plus 10.00%; provided, however, that the fee will increase to the prime lending rate plus 16.00% if the net worth of Xplore America falls below $4,000,000 as of the end of any fiscal quarter.

The above description of the ARPA Amendment Agreement is qualified in its entirety by reference to the terms of the Amendment Agreement attached hereto as Exhibit 10.1.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Fifth Amendment to Accounts Receivable Purchasing Agreement, dated as of June 29, 2012, by and among Xplore America and FWC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xplore Technologies Corp.

	By:	/s/ Michael J. Rapisand
	Name:	Michael J. Rapisand
	Title:	Chief Financial Officer

Dated: July 3, 2012

3